Exhibit 99.1

Atlas Financial Holdings Receives Nasdaq Notice of Additional Delinquency

Chicago, Illinois (July 8, 2020) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced that it received a delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) on July 1, 2020 due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10-Q”).  As previously disclosed, the Company received notice from the Staff on June 9, 2020 regarding its non-compliance with the Rule following the Company’s delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”).  The Company will continue to work diligently to complete and file the Form 10-K and the Form 10-Q as soon as practicable.  However, there can be no assurance that the Company will be able to file the Form 10-K by the July 15, 2020 extension previously granted by the Nasdaq Hearings Panel (the “Panel”) or that the Panel will grant any further extensions.
Also as previously disclosed, the Company is currently in violation of additional Nasdaq Listing Rules due to its failure to hold an annual general meeting of shareholders during 2019 and the failure to regain compliance with the minimum bid price requirement.  The Company is updating the Panel with respect to its compliance plan as requested by the Staff.  However, there can be no assurance that the Company will be able to regain compliance with the other Nasdaq listing requirements.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. For more information about Atlas, please visit www.atlas-fin.com

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2018 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com